Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 11, 2021, with respect to the consolidated financial statements of NRx Pharmaceuticals, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

September 3, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.